Exhibit 10.1

FIFTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS FIFTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”) is made and entered into effective as of December 1st, 2020, by and between NORTECH SYSTEMS INCORPORATED, a Minnesota corporation (“Borrower”), and BANK OF AMERICA, N.A., a national banking association (together with its successors and assigns, the “Lender”).

RECITALS:

A.         Borrower and Lender are parties to a certain Loan and Security Agreement dated as of June 15, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”). Capitalized terms not otherwise defined in this Amendment shall have the meanings assigned to them in the Loan Agreement.

B.         Borrower has requested that Lender amend and modify certain terms and provisions of the Loan Agreement.

C.         Lender has agreed to so amend the Loan Agreement upon the terms and subject to the conditions set forth in this Amendment.

AGREEMENTS:

NOW, THEREFORE, in consideration of the premises herein set forth and for other good and valuable consideration, the nature, receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.    Recitals. Borrower and Lender agree that the Recitals set forth above are true and correct.

2.    Definitions. The following definitions are hereby added in alphabetical order to, or amended and restated in, as appropriate, Section 1.1 of the Loan Agreement:

Applicable Margin: the margin set forth below, as determined by the average daily Availability for the immediately preceding Fiscal Quarter:

Level	Average Daily Availability	Base Rate Revolver Loans	LIBOR Revolver Loans	Base Rate Term Loans	LIBOR Term Loans
I	> $6,400,000	0.75%	1.75%	1.00%	2.00%
II	< $6,400,000	1.00%	2.00%	1.25%	2.25%

Beginning on the Fifth Amendment Effective Date and continuing through December 31, 2020, margins shall be determined as if Level I were applicable. Thereafter, the margins shall be subject to increase or decrease by Lender on the first day of the calendar month following each Fiscal Quarter end based on average daily Availability for the immediately preceding Fiscal Quarter. If Lender is unable to calculate average daily Availability for a Fiscal Quarter due to Borrower’s failure to deliver any Borrowing Base Certificate when required hereunder, then, at the option of Lender, margins shall be determined as if Level II were applicable until the first day of the calendar month following Lender’s receipt of such Borrowing Base Certificate.

Borrowing Base Certificate: a certificate substantially in the form of Exhibit A (or such other form acceptable to Lender) and satisfactory to Lender in all respects, by which Borrower certifies the Borrowing Base; provided, however, that so long as an Ineligible Inventory Trigger Period is not in effect, ineligible Inventory shall be reported on a quarterly basis and not a monthly basis, beginning with the Borrowing Base Certificate delivered with respect to the Fiscal Quarter ending December 31, 2020.

Dominion Account Trigger Period: the period (a) commencing on any day that (i) an Event of Default occurs, or (ii) Availability is less than $2,400,000 or 15.00% of the Revolver Commitment; and (b) continuing until, during each of the preceding 30 consecutive days, no Event of Default has existed and Availability has been more than $2,400,000 and 15.00% of the Revolver Commitment.

FCCR Trigger Period: the period (a) commencing on any day that (i) an Event of Default occurs, or (ii) Availability is less than $2,000,000 or 12.50% of the Revolver Commitment; and (b) continuing until, during each of the preceding 30 consecutive days, no Event of Default has existed and Availability has been more than $2,000,000 and 12.50% of the Revolver Commitment.

Fifth Amendment Effective Date: means December 1st, 2020.

FRBNY: Federal Reserve Bank of New York.

Governmental Authority: any federal, state, local, foreign or other agency, authority, body, commission, court, instrumentality, political subdivision, central bank, or other entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions for any governmental, judicial, investigative, regulatory or self-regulatory authority (including the Financial Conduct Authority, the Prudential Regulation Authority and any supra-national bodies such as the European Union or European Central Bank).

Ineligible Inventory Trigger Period: the period (a) commencing on any day that (i) an Event of Default occurs, or (ii) Availability is less than $4,000,000 or 25.00% of the Revolver Commitment; and (b) continuing until, during each of the preceding 30 consecutive days, no Event of Default has existed and Availability has been more than $4,000,000 and 25.00% of the Revolver Commitment.

ISDA Definitions: 2006 ISDA Definitions 2006 ISDA Definitions (or successor definitional booklet for interest rate derivatives) published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time.

LIBOR: for any Interest Period, the per annum rate of interest (rounded up to the nearest 1/8th of 1%) determined by Lender at approximately 11:00 a.m. (London time) two Business Days prior to an Interest Period, for a term comparable to such period, equal to the LIBOR Screen Rate; provided, that in no event shall LIBOR be less than 0.00%.

LIBOR Replacement Date: as defined in Section 3.6.2.

LIBOR Screen Rate: the LIBOR quote on the applicable screen page that Lender designates to determine LIBOR (or such other commercially available source providing such quotations as designated by Lender from time to time).

LIBOR Successor Rate: as defined in Section 3.6.2.

LIBOR Successor Rate Conforming Changes: with respect to any proposed LIBOR Successor Rate, any conforming changes to this Agreement, including changes to Base Rate, Interest Period, timing and frequency of determining rates and payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definition of Business Day, timing of borrowing requests or prepayment, conversion or continuation notices and length of look-back periods) as may be appropriate, in Lender’s discretion, to reflect the adoption and implementation of such LIBOR Successor Rate and to permit its administration by Lender in a manner substantially consistent with market practice (or, if Lender determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as Lender determines is reasonably necessary in connection with administration of this Agreement or any other Loan Document).

Pre-Adjustment Successor Rate: as defined in Section 3.6.2.

Related Adjustment: in determining any LIBOR Successor Rate, the first relevant available alternative set forth in the order below that can be determined by Lender applicable to such LIBOR Successor Rate: (a) the spread adjustment, or method for calculating or determining such spread adjustment, that has been selected or recommended by the Relevant Governmental Body for the relevant Pre-Adjustment Successor Rate (taking into account the interest period, interest payment date or payment period for interest calculated and/or tenor thereto) and which adjustment or method (i) is published on an information service as selected by Lender from time to time in its discretion, or (ii) solely with respect to Term SOFR, if not currently published, which was previously so recommended for Term SOFR and published on an information service acceptable to Lender; or (b) the spread adjustment that would apply (or has previously been applied) to the fallback rate for a derivative transaction referencing the ISDA Definitions (taking into account the interest period, interest payment date or payment period for interest calculated and/or tenor thereto).

Relevant Governmental Body: the Federal Reserve Board and/or FRBNY, or a committee officially endorsed or convened by the Federal Reserve Board and/or FRBNY.

Scheduled Unavailability Date: as defined in Section 3.6.2(b).

SOFR: with respect to any Business Day, the secured overnight financing rate that is published for such day by FRBNY as administrator of the benchmark (or a successor administrator) on FRBNY’s website (or any successor source) at approximately 8:00 a.m. (New York City time) on the next Business Day and, in each case, that has been selected or recommended by the Relevant Governmental Body.

Term SOFR: the forward-looking term rate for any period that is approximately (as determined by Lender) as long as any interest period option set forth in the definition of “Interest Period” and that is based on SOFR and has been selected or recommended by the Relevant Governmental Body, in each case as published on an information service selected by Lender from time to time in its discretion.

3.    Inability to Determine Rates. Section 3.6 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

3.6.1         Inability to Determine Rates. If Lender notifies Borrower in connection with a Borrowing, conversion or continuation of, a LIBOR Loan that for any reason (a) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable Loan amount or Interest Period, (b) adequate and reasonable means do not exist for determining LIBOR for the applicable Interest Period, or (c) LIBOR for the applicable Interest Period does not adequately and fairly reflect the cost to Lender of funding the Loan, then Lender's obligation to make or maintain LIBOR Loans shall be suspended to the extent of the affected LIBOR Loan or Interest Period until Lender revokes the notice. Upon receipt of the notice, Borrower may revoke any pending request for a Borrowing, conversion or continuation of a LIBOR Loan or, failing that, will be deemed to have submitted a request for a Base Rate Loan. Notwithstanding the foregoing, Lender may propose an alternative interest rate for the applicable Loan, which Borrower may elect to apply to the Loan.

3.6.2 Replacement of LIBOR. Notwithstanding anything to the contrary in any Loan Document, if Lender determines (which determination shall be conclusive absent manifest error), or Borrower notifies Lender that Borrower has determined, that:

(a)         adequate and reasonable means do not exist for ascertaining LIBOR for any Interest Period hereunder or any other tenors of LIBOR, including because the LIBOR Screen Rate is not available or published on a current basis, and such circumstances are unlikely to be temporary; or

(b)         the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over Lender or such administrator has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available or used for determining the interest rate of loans, provided that, at the time of such statement, there is no successor administrator satisfactory to Lender that will continue to provide LIBOR after such specific date (such specific date, “Scheduled Unavailability Date”); or

(c)         the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over such administrator has made a public statement announcing that all Interest Periods and other tenors of LIBOR are no longer representative; or

(d)         commercial loans currently being executed, or that include language similar to that contained in this Section, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR;

then, in the case of clauses (a) through (c) above, on a date and time determined by Lender (any such date, “LIBOR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and shall occur reasonably promptly upon the occurrence of any of the events or circumstances under clauses (a), (b) or (c) above and, solely with respect to clause (b) above, no later than the Scheduled Unavailability Date, LIBOR will be replaced hereunder and under the other Loan Documents with, subject to the proviso below, the first available alternative set forth in the order below for any payment period for interest calculated that can be determined by Lender, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (“LIBOR Successor Rate”; and any such rate before giving effect to the Related Adjustment, “Pre-Adjustment Successor Rate”):

(x)         Term SOFR plus the Related Adjustment; and

(y)          SOFR plus the Related Adjustment;

and in the case of clause (d) above, Lender may amend this Agreement solely for the purpose of replacing LIBOR under this Agreement and the other Loan Documents in accordance with the definition of “LIBOR Successor Rate” and such amendment will become effective at 5:00 p.m. on the fifth Business Day after Lender has notified Borrower of the occurrence of the circumstances described in clause (d) above; provided that if Lender determines that Term SOFR has become available, is administratively feasible for Lender and would have been identified as the Pre-Adjustment Successor Rate in accordance with the foregoing if it had been so available at the time that the LIBOR Successor Rate then in effect was so identified, and notifies Borrower of such availability, then from and after the beginning of the Interest Period, relevant interest payment date or payment period for interest calculated, in each case, commencing no less than 30 days after the date of such notice, the Pre-Adjustment Successor Rate shall be Term SOFR and the LIBOR Successor Rate shall be Term SOFR plus the relevant Related Adjustment.

Lender will promptly (in one or more notices) notify Borrower of (x) any occurrence of any events, periods or circumstances under clauses (a) through (c) above, (y) a LIBOR Replacement Date, and (z) the LIBOR Successor Rate. Any LIBOR Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for Lender, such LIBOR Successor Rate shall be applied in a manner as otherwise reasonably determined by Lender. Notwithstanding anything to the contrary in any Loan Document, if at any time any LIBOR Successor Rate as so determined would otherwise be less than 0.00%, the LIBOR Successor Rate will be deemed to be 0.00% for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a LIBOR Successor Rate, Lender will have the right to make LIBOR Successor Rate Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such LIBOR Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, Lender shall deliver each amendment implementing such LIBOR Successor Rate Conforming Changes to Borrower reasonably promptly after such amendment becomes effective.

If events or circumstances of the type described in clauses (a) through (c) above occur with respect to any LIBOR Successor Rate then in effect, the successor rate thereto shall be determined in accordance with the definition of “LIBOR Successor Rate.”

3.6.3 Alternate Benchmark Rate. Notwithstanding anything to the contrary herein, (a) after any such determination by Lender or receipt by Lender of any such notice described in Section 3.6.2(a) through (c), as applicable, if Lender determines that none of the LIBOR Successor Rates is available on or prior to the LIBOR Replacement Date, (ii) if the events or circumstances described in Section 3.6.2(d) have occurred but none of the LIBOR Successor Rates is available, or (iii) if the events or circumstances of the type described in Section 3.6.2(a) through (c) have occurred with respect to the LIBOR Successor Rate then in effect and Lender determines that none of the LIBOR Successor Rates is available, then in each case, Lender may amend this Agreement solely for the purpose of replacing LIBOR or any then current LIBOR Successor Rate in accordance with this Section at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated commercial credit facilities for such alternative benchmarks and, in each case, including any Related Adjustments and any other mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated commercial credit facilities for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by Lender from time to time in its discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments shall constitute a LIBOR Successor Rate.

3.6.4 No Successor Rate. If, at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, no LIBOR Successor Rate has been determined in accordance with Section 3.6.2 or 3.6.3 and the circumstances under Section 3.6.2(a) or (c) exist or the Scheduled Unavailability Date has occurred (as applicable), Lender will promptly so notify Borrower. Thereafter, (a) the obligation of Lender to make or maintain LIBOR Loans shall be suspended (to the extent of the affected LIBOR Loans, Interest Periods, interest payment dates or payment periods), and (b) the LIBOR component shall no longer be utilized in determining Base Rate, until the LIBOR Successor Rate has been determined in accordance with Section 3.6.2 or 3.6.3. Upon receipt of such notice, Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of LIBOR Loans (to the extent of the affected Loans, Interest Periods, interest payment dates or payment periods) or, failing that, will be deemed to have converted such request into a request for Base Rate Loans (subject to clause (b) above).

4.    Dominion Account. Section 5.7.1 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

5.7.1 Dominion Account. During any Dominion Account Trigger Period, the ledger balance in the main Dominion Account as of the end of a Business Day shall be applied to the Obligations at the beginning of the next Business Day. If, a credit balance results from such application, it shall not accrue interest in favor of Borrower and shall be made available to Borrower as long as no Default or Event of Default exists. Notwithstanding anything herein to the contrary, monies and collateral proceeds obtained from an Obligor shall not be applied to repayment of its Excluded Swap Obligations. For purposes of calculating interest only, Lender will be deemed to have applied funds deposited to the Dominion Account or otherwise received by Lender to pay down the Obligations on the first Business Day following the Business Day of deposit to the Dominion Account or receipt by Lender.

5.    Fixed Charge Coverage Ratio. Section 9.3.1 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

9.3.1         Fixed Charge Coverage Ratio. Maintain a Fixed Charge Coverage Ratio for each 12 month period of at least 1.0 to 1.0 while a FCCR Trigger Period is in effect, measured for the most recent period for which financial statements were delivered hereunder prior to a FCCR Trigger Period and each period ending thereafter until the FCCR Trigger Period is no longer in effect.

6.    Annual Administration Fee. The phrase “an annual administration fee of $15,000” in paragraph (d) of Exhibit D to the Loan Agreement is hereby deleted in its entirety and replaced with the phrase “an annual administration fee of $10,000”.

7.    Borrowing Base Certificate. The phrase “the 15th day of each month” in paragraph (a) of Exhibit F to the Loan Agreement is hereby deleted in its entirety and replaced with the phrase “the 20th day of each month”.

8.    Account Reporting. Paragraph (b) of Exhibit F to the Loan Agreement is hereby amended and restated in its entirety as follows:

(b) Borrower shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to Lender sales, collection, reconciliation and other reports in form reasonably satisfactory to Lender, on such periodic basis as Lender may reasonably request (but no more frequently than once per month so long as no Event of Default has occurred and is continuing). Borrower shall also provide to Lender, on or before the 20th day of each month, a detailed aged trial balance of all Accounts as of the end of the preceding month, specifying each Account’s Account Debtor name and address, amount, invoice date and due date, showing any discount, allowance, credit, authorized return or dispute, and including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as Lender may reasonably request. If Accounts in an aggregate face amount of $500,000 or more cease to be Eligible Accounts, Borrower shall notify Lender of such occurrence promptly (and in any event within one Business Day) after Borrower has knowledge thereof.

9.    Inventory Reporting. Paragraph (c) of Exhibit F to the Loan Agreement is hereby amended and restated in its entirety as follows:

(c) Borrower shall keep accurate and complete records of its Inventory, including costs and daily withdrawals and additions, and shall submit to Lender inventory and reconciliation reports in form reasonably satisfactory to Lender, on such periodic basis as Lender may reasonably request (but no more frequently than once per month so long as no Event of Default has occurred and is continuing). Borrower shall conduct quarterly (and on a more frequent basis if requested by Lender when an Event of Default exists) cycle counts of inventory consistent with historical practices, and shall provide to Lender a report based on each such inventory count promptly upon completion thereof but no later than 20 days following the end of such calendar quarter, together with such supporting information as Lender may reasonably request.

10.    Equipment Reporting. Paragraph (d) of Exhibit F to the Loan Agreement is hereby amended and restated in its entirety as follows:

(d) Borrower shall keep accurate and complete records of its Equipment, including kind, quality, quantity, cost, acquisitions and dispositions thereof, and shall submit to Lender, promptly upon completion thereof but no later than 20 days following the end of each calendar quarter, a current schedule thereof for such calendar quarter, in form reasonably satisfactory to Lender. Promptly upon request, Borrower shall deliver to Lender evidence of its ownership or interests in any Equipment.

11.    Conditions Precedent. This Amendment shall become effective upon delivery to Lender of the following, each in form and substance acceptable to Lender:

a.    this Amendment, duly executed by Borrower and Lender; and

b.    such other documents, instruments and agreements as Lender may reasonably require.

12.    Representations; No Default. Borrower represents and warrants that: (a) Borrower has the power and legal right and authority to enter into this Amendment and has duly authorized the execution and delivery of this Amendment and other agreements and documents executed and delivered by Borrower in connection herewith, (b) neither this Amendment nor the agreements contained herein contravene or constitute a Default or Event of Default under the Loan Agreement or a default under any other agreement, instrument or indenture to which Borrower is a party or a signatory, or any provision of Borrower’s Articles of Incorporation or By-Laws or, to the best of Borrower’s knowledge, any other agreement or requirement of law, or result in the imposition of any lien or other encumbrance on any of its property under any agreement binding on or applicable to Borrower or any of its property except, if any, in favor of Lender, (c) no consent, approval or authorization of or registration or declaration with any party, including but not limited to any governmental authority, is required in connection with the execution and delivery by Borrower of this Amendment or other agreements and documents executed and delivered by Borrower in connection herewith or the performance of obligations of Borrower herein described, except for those which Borrower has obtained or provided and as to which Borrower has delivered certified copies of documents evidencing each such action to Lender, (d) no events have taken place and no circumstances exist at the date hereof which would give Borrower grounds to assert a defense, offset or counterclaim to the obligations of Borrower under the Loan Agreement or any of the other Loan Documents, (e) there are no known claims, causes of action, suits, debts, liens, obligations, liabilities, demands, losses, costs and expenses (including attorneys’ fees) of any kind, character or nature whatsoever, fixed or contingent, which Borrower may have or claim to have against Lender, which might arise out of or be connected with any act of commission or omission of Lender existing or occurring on or prior to the date of this Amendment, including, without limitation, any claims, liabilities or obligations arising with respect to the indebtedness evidenced by any promissory note executed by Borrower in favor of Lender, (f) the representations and warranties of Borrower contained in the Loan Agreement are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date and (g) no Default or Event of Default has occurred and is continuing under the Loan Agreement.

13.    Affirmation, Further References. Lender and Borrower each acknowledge and affirm that the Loan Agreement, as hereby amended, is hereby ratified and confirmed in all respects and all terms, conditions and provisions of the Loan Agreement (except as amended by this Amendment) and of each of the other Loan Documents shall remain unmodified and in full force and effect. All references in any document or instrument to the Loan Agreement are hereby amended and shall refer to the Loan Agreement as amended by this Amendment.

14.    Severability. Whenever possible, each provision of this Amendment and any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be interpreted in such manner as to be effective, valid and enforceable under the applicable law of any jurisdiction, but, if any provision of this Amendment or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be held to be prohibited, invalid or unenforceable under the applicable law, such provision shall be ineffective in such jurisdiction only to the extent of such prohibition, invalidity or unenforceability, without invalidating or rendering unenforceable the remainder of such provision or the remaining provisions of this Amendment or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto in such jurisdiction, or affecting the effectiveness, validity or enforceability of such provision in any other jurisdiction.

15.    Successors. This Amendment shall be binding upon Borrower and Lender and their respective successors and assigns, and shall inure to the benefit of Borrower and Lender and to the respective successors and assigns of Lender.

16.    Costs and Expenses. Borrower agrees to reimburse Lender, upon execution of this Amendment, for all reasonable out-of-pocket expenses (including attorneys’ fees and legal expenses of counsel for Lender) incurred in connection with the Loan Agreement, including in connection with the negotiation, preparation and execution of this Amendment and all other documents negotiated, prepared and executed in connection with this Amendment, and in enforcing the obligations of Borrower under this Amendment, and to pay and save Lender harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of this Amendment.

17.    Headings. The headings of various sections of this Amendment have been inserted for reference only and shall not be deemed to be a part of this Amendment.

18.    Counterparts; Digital Copies. This Amendment may be executed in several counterparts as deemed necessary or convenient, each of which, when so executed, shall be deemed an original, provided that all such counterparts shall be regarded as one and the same document, and any party to this Amendment may execute any such agreement by executing a counterpart of such agreement. A facsimile or digital copy (pdf) of this signed Amendment shall be deemed to be an original thereof.

19.    Governing Law. This Amendment shall be governed by the internal laws of the State of Minnesota, without giving effect to conflict of law principles thereof.

20.    Release of Rights and Claims. Borrower, for itself and its successors and assigns, hereby releases, acquits, and forever discharges Lender and its successors and assigns for any and all manner of actions, suits, claims, charges, judgments, levies and executions occurring or arising from the transactions entered into with Lender prior to entering into this Amendment whether known or unknown, liquidated or unliquidated, fixed or contingent, direct or indirect which Borrower may have against Lender.

21.    No Waiver. Nothing contained in this Amendment (or in any other agreement or understanding between the parties) shall constitute a waiver of, or shall otherwise diminish or impair, Lender’s rights or remedies under the Loan Agreement or any of the other Loan Documents, or under applicable law.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have entered into this Amendment as of the date first above written.

BORROWER:	NORTECH SYSTEMS INCORPORATED By: /s/ Alan K Nordstrom Name: Alan K Nordstrom Title: Controller

LENDER:	BANK OF AMERICA, N.A. By: /s/ Brian Conole Name: Brian Conole Title: Senior Vice President